Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of the 17th day of December, 2021 (the “Effective Date”), between Peraso Technologies Inc. (the “Company”) and Ron Glibbery (the “Executive”).

RECITALS:

WHEREAS the Company desires to employ the Executive and the Executive desires to be employed by the Company, in accordance with the terms and conditions contained in this Agreement;

AND WHEREAS in connection with the closing of the transactions contemplated by the Arrangement Agreement, dated as of September 14, 2021 (as amended, the “Arrangement Agreement”), by and among the Company, MoSys, Inc. (“MoSys”), and its newly formed subsidiaries, 2864552 Ontario Inc. (“Callco”) and 2864555 Ontario Inc. (“Canco”), the Company and MoSys desire to employ the Executive as the Chief Executive Officer of the Company and MoSys, and the Executive desires to be employed in such capacities on the terms and conditions set forth herein;

AND WHEREAS the Company is only willing to enter into this Agreement on the basis that the Executive observe the restrictive covenants set out herein, which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of his position pursuant to this Agreement;

NOW THEREFORE In consideration of the foregoing, the Executive’s eligibility for the Bonus (as defined below) and the Option Grant (as defined below), and the other mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1	Definitions.

In this Agreement, unless otherwise defined herein, capitalized terms have the meaning set out in Schedule “A” annexed to this Agreement.

Section 1.2	Extended Meanings.

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.3	Headings.

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

Section 1.4	References.

References to a specific article, or section are to be construed as references to that specified article, or section of this Agreement, unless the context otherwise requires.

Section 1.5	Currency.

All dollar amounts referred to in this Agreement are in Canadian currency, unless otherwise specifically indicated.

ARTICLE 2

EMPLOYMENT POSITION AND DUTIES

Section 2.1	Employment.

The Company hereby confirms the employment of the Executive in the position of Chief Executive Officer on the terms and conditions contained herein, as of and with effect from the Effective Date. In addition, upon consummation of the Arrangement, the Executive shall serve as the Chief Executive Officer of MoSys. The Executive shall report to the Board and the MoSys Board, as applicable. The Executive shall have the duties and responsibilities consistent with his position, including such duties and responsibilities as may be assigned to him from time to time by the Company. Without limiting the foregoing, the Executive expressly acknowledges that, upon consummation of the Arrangement, MoSys may assign him the duties and responsibilities as its Chief Executive Officer and that MoSys or the Company may assign the Executive to perform services for its other Affiliates.

Notwithstanding the Effective Date of this Agreement, the Company and MoSys acknowledge and agree that the Executive has been continuously rendering services to the Company since March 8, 2018, and that the Executive’s prior service with the Company will be recognized by the Company and MoSys for the purposes of the Executive’s employment and this Agreement.

Section 2.2	Term.

This Agreement will be effective from the Effective Date and will continue in effect for an indefinite term until it is terminated in accordance with Article 4 (the “Term”).

Section 2.3	Place of Employment.

The Executive shall provide his duties and perform his services in the City of Toronto (or such other location or locations as may be mutually agreeable between the Executive, the Company and MoSys). The Executive acknowledges that travel may be required in his position.

Section 2.4	Faithful Service.

(1)	During the Term, the Executive shall:

(a)	well and faithfully serve the Company and MoSys, as applicable, and carry out those responsibilities as are necessary to perform the functions associated with his position;

(b)	devote the required skill, experience and attention necessary to carry out the responsibilities consistent with the Executive’s position;

(c)	use his best efforts to promote the success of the business of the Company and MoSys and act at all times in the best interests of the Company and MoSys; and

(d)

devote his full working time and energy to the Company and MoSys and shall not, directly or indirectly, render services to any Person, other than services with regard to charitable or community service organizations or services in connection with other directorships that he currently holds, provided such activities do not, individually or in the aggregate, interfere with the Executive’s duties hereunder or create a potential conflict of interest. The Executive represents that he has disclosed to the Company and MoSys all boards on which he currently sits and will seek the written consent of the Board and the MoSys Board before accepting any further board appointments.

(2)

The Executive acknowledges that he must comply with (i) the lawful policies and procedures established by the Company and MoSys, as applicable, from time to time, including any code of ethics or business conduct adopted by the Company or MoSys (including any future revisions of such policies, procedures or other codes of business conduct) and the Executive acknowledges having been given copies of such policies in advance of executing this Agreement; and (ii) all applicable laws, rules, regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

ARTICLE 3

COMPENSATION AND BENEFITS

Section 3.1	Base Salary.

The Company shall pay to the Executive a salary at the rate of USD$400,000 per annum (the “Base Salary”), less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices. The Executive’s Base Salary may be adjusted from time to time at the discretion of the Board or the MoSys Board (if such adjustment is being made subsequent to the consummation of the Arrangement) and once adjusted shall thereafter be the Base Salary hereunder.

Section 3.2	Bonus.

The Executive will be eligible to receive an annual, discretionary, bonus, payable in cash or immediately vested restricted share units issued pursuant to the Plan (as defined below) coupled with a cash payment sufficient to cover any withholdings or deductions (the ”Bonus”), with a target of 75% of his Base Salary (the “Target”) and a maximum amount of 125% of his Base Salary. The actual amount and form of the Bonus payable in any fiscal year shall be determined by the Board or the MoSys Board (if such determination is being made subsequent to the consummation of the Arrangement), in its sole discretion, in accordance with the achievement of objectives, both corporate and personal, which will be established by the Board or the MoSys Board (if such targets are established subsequent to the consummation of the Arrangement) in each fiscal year to which the Bonus relates. The Bonus, if any, will be payable following the completion of the fiscal year to which it relates. The Executive’s Bonus for the 2021 fiscal year shall be prorated based on the Effective Date.

The Executive acknowledges that: (i) terms of the Bonus may change each fiscal year at the discretion of the Board or the MoSys Board (if such adjustment is being made subsequent to the consummation of the Arrangement); (ii) he has no expectation that in any fiscal year there will be a guaranteed level of bonus; (iii) the amount of the bonus, if any, that the Executive may be awarded may change from year to year; and (iv) all bonuses are subject to applicable deductions and withholdings.

To be eligible for a Bonus, the Executive must be “Actively Employed”, as defined below in Schedule “A”, throughout the fiscal year to which it relates and on the date the Bonus is paid by the Company. The Executive’s entitlement to Bonus on termination from employment is governed by Article 4 of this Agreement and the “Actively Employed” definition in Schedule “A”.

The Executive confirms that this provision has been specifically drawn to the Executive’s attention.

Section 3.3	Long Term Incentive Compensation.

Subject to the approval of the MoSys Board, the Executive will be eligible to receive a one-time equity incentive award (the “Equity Award”) under the MoSys Amended and Restated 2019 Stock Incentive Plan, as may be amended by MoSys in its sole discretion from time to time (the “Plan”). The type, amount of equity and any other terms for the Equity Award will be determined by the MoSys Board in accordance with the Plan, if and when the Equity Award is made.

The Equity Award, if approved, will be governed by, and will vest in accordance with, the terms and conditions contained in the Plan and the applicable grant agreement(s). A copy of the Plan and the standard form of the grant agreement have been provided to the Executive and the Executive agrees that the consequences of termination of employment have been brought to his attention.

The Executive understands and agrees that (i) the terms of the Plan and the applicable grant agreement(s) govern any and all rights and obligations that he may have as a result of receiving a grant of awards, (ii) his receipt of any grant shall not constitute a guarantee of continued employment for any particular period of time, and (iii) he has no expectation that a grant will occur at any particular time in a fiscal year. The Executive further understands and agrees that there is no guarantee that the Executive will receive any grant in any particular year, and he shall have no entitlement to any grant, unless and until the award is actually granted to him as evidenced by a grant agreement.

Section 3.4	Benefits

The Executive will be eligible to participate in all of the health and welfare benefit plans (the “Benefits”) in effect from time to time for senior management of the Company, in accordance with the terms of the applicable plan documents, as may be amended from time to time. The Executive shall have no independent right as against the Company in connection with said benefits.

Section 3.5	Vacation.

During each full calendar year, the Executive will be entitled to four (4) weeks’ vacation, which shall accrue as 1.67 days on a monthly basis, in accordance with the Company’s vacation policy. Except as otherwise required by the ESA, the Executive may only carry up to a maximum of five (5) days of unused vacation to the subsequent calendar year. Vacation is to be taken at a time or at times acceptable to, or designated by, the Company having regard to business requirements.

Section 3.6	Expenses.

The Company shall reimburse the Executive for all out-of-pocket expenses reasonably and properly incurred by the Executive in connection with his duties hereunder, provided that such expenses are in accordance with the policies of the Company and MoSys in effect from time to time. To the extent requested by the Company, MoSys or required under such policies, the Executive shall furnish to the Company and MoSys statements and receipts for all such expenses.

Section 3.7	No Other Benefits.

The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise agreed to in writing by the Company and the Executive.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1	Early Termination.

Notwithstanding any other provision in this Agreement, the Executive’s employment and this Agreement may be terminated as follows:

(a)	automatically upon the death of the Executive;

(b)	by the Company or MoSys as a result of the Executive’s Disability;

(c)	by the Company or MoSys at any time for Cause;

(d)	by the Company or MoSys at any time Without Cause;

(e)

by the Executive in the absence of Good Reason at any time by providing written notice to the Board and the MoSys Board specifying the effective date of resignation (such date being not less than one (1) month and not more than three (3) months following the date of the Executive’s written notice, the “Resignation Notice Period”) it being understood the Company or MoSys is under no obligation to utilize the Executive’s services during the Resignation Notice Period;

(f)	by the Executive for Good Reason; or

(g)	by the Executive (with or without Good Reason) one year or more following a Change of Control.

Termination for purposes of this Agreement shall be interpreted consistently with the definition of “separation from service” as described in United States Treasury Regulation (“Treas. Reg.”) 1.409A-1(h).

Section 4.2	Termination for Cause or Voluntary Resignation.

(a)

If this Agreement and the Executive’s employment is terminated pursuant to subsection 4.1(c), then the Company shall pay to the Executive: (i) his accrued and unpaid Base Salary and any other wages required by the ESA to be paid up to and including the Termination Date; (ii) any accrued and outstanding vacation pay; (iii) reimbursement for business expenses properly incurred to the Termination Date (collectively, the ”Basic Entitlements”); (iv) statutory benefits continuation and continued vacation accrual to the end of any minimum notice of termination period that is required to be provided to the Executive pursuant to the ESA (the “ESA Notice Period”); and (v) the sum of: (X) pay in lieu of notice of termination in the amount required pursuant to the ESA; and (Y) statutory severance pay (if applicable) in the amount required to be provided pursuant to the ESA. For clarity, and except as required by the ESA: (i) the Executive shall not be entitled to any Bonus, pro-rated or otherwise, in respect of the fiscal year in which termination occurs; and (ii) any awards the Executive holds pursuant to the Plan will be treated in accordance with the terms of the Plan and any applicable grant agreement(s) issued thereunder.

(b)

If this Agreement and the Executive’s employment is terminated pursuant to subsection 4.1(e), then the Company shall pay to the Executive the Basic Entitlements. For clarity, and except as required by the ESA: (i) the Executive shall not be entitled to any Bonus, pro-rated or otherwise, in respect of the fiscal year in which termination occurs; and (ii) any awards the Executive holds pursuant to the Plan will be treated in accordance with the terms of the Plan and any applicable grant agreement(s) issued thereunder.

The Executive confirms that this provision has been specifically drawn to the Executive’s attention.

Section 4.3	Termination Without Cause, for Good Reason, Upon Change of Control, Death or Disability

If this Agreement and the Executive’s employment are terminated as a result of the death of the Executive pursuant to subsection 4.1(a), by the Company or MoSys as a result of the Executive’s Disability pursuant to subsection 4.1(b), by the Company or MoSys without Cause pursuant to subsection 4.1(d), by the Executive for Good Reason pursuant to subsection 4.1(f), or by the Executive (with or without Good Reason) one year or more following a Change of Control pursuant to subsection 4.1(g), then the Company will provide the Executive with only the following:

(a)	the Company shall pay to the Executive the Basic Entitlements, with vacation pay accrued through to the end of any ESA Notice Period;

(b)	the Company shall pay to the Executive the greater of:

(i)

the sum of: (X) pay in lieu of notice of termination, in the amount required pursuant to the ESA; and (Y) statutory severance pay (if applicable) in the amount required to be provided pursuant to the ESA; or

(ii)

twenty-four (24) months (such period, the “Severance Period”) of Base Salary in lieu of notice, calculated solely by reference to the Base Salary except and only to the extent as otherwise minimally required by the ESA, to be paid in the form of a lump sum;

(c)

the Company shall pay to the Executive any Bonus awarded but not yet paid in respect of the fiscal year preceding the Termination Date and shall pay to the Executive his Bonus for the year in which his employment terminates, calculated at Target, pro-rated to the end of the ESA Notice Period;

(d)

the Company shall continue to pay its premium to provide all benefits (as existed on the date notice of termination is provided) for the duration of the Severance Period; provided that, if the Company cannot continue any particular benefit pursuant to the terms of the relevant plan or policy and after due inquiry with any third party insurer, then the Company’s obligations shall be limited continuing such benefits until the end of the ESA Notice Period;

(e)

notwithstanding the provisions of the Plan, any unvested equity and equity-related compensation that has been issued to the Executive under the Plan shall immediately be accelerated and vested as of the Termination Date;

(f)

notwithstanding the provisions of the Plan, any vested equity and equity-related compensation that has been issued to the Executive under the Plan shall remain exercisable until twenty-four (24) months following such termination. The Company hereby confirms that all required approvals have been obtained in connection with the variances from the Plan, as herein provided; and

(h)	any other benefits and/or perquisites provided to the Executive and not otherwise addressed in this Section 4.3 shall continue until the end of the ESA Notice Period.

All such payments made pursuant to this Section 4.3 shall be paid in accordance with the ESA; provided; however, that, notwithstanding the ESA, in no event shall any payments be made later than thirty days from the Executive’s termination, unless the Executive is subject to the “six-month delay” rule under Treas. Reg. § 1.409A-3(i)(2)(i), in which case it shall be paid six months and one day from the date of termination. The Executive understands and agrees that he will not be entitled to any common law notice or payments in lieu with respect to the termination of his employment in accordance with this Section 4.3 and by entering into this Agreement, the Executive voluntarily waives such notice or payments / damages in lieu and agrees to provide the Company or MoSys a waiver of such notice or payments / damages in lieu and the release as provided in Section 4.6 within thirty days of termination.

For the avoidance of doubt, the Executive voluntary waives any and all rights, payments or other benefits that may be payable or offered pursuant to the MoSys Executive Change-In-Control And Severance Policy, as amended from time to time in accordance with its terms, and that the Executive shall only be entitled to the rights, payments or other benefits payable or offered pursuant to the terms of this Agreement.

The Executive confirms that this provision has been specifically drawn to the Executive’s attention.

Section 4.4	Bonus and Long Term Incentive Compensation

Except as may be required by the minimum extent of the ESA or as expressly set out herein, if the Executive’s employment ceases for any reason, the Executive’s right to any Bonus payment or any amounts with respect to such Bonus payment shall expire on the cessation of active employment, regardless of whether notice of termination was given or not given and regardless of whether the termination is lawful or unlawful (e.g., constructive dismissal). This includes where the Executive’s employment is terminated Without Cause, For Cause, Upon Change of Control, Death, Disability or for Good Reason, except as may be required by the minimum extent of the ESA or as expressly set out above and the Executive will not, except as may be required by the minimum extent of the ESA or as expressly set out above, be entitled to a Bonus payment as part of any common law right for compensation or damages related to any termination of employment (including resignation and constructive dismissal).

The Executive and Company acknowledge and agree that, except as set out herein: (i) there will be no further grant of awards under the Plan after the Termination Date; and (ii) the Executive will not be entitled to any damages or compensation in respect of any further awards, pro-rated or otherwise, which may have vested, been granted or paid to the Executive after the Termination Date. The Executive agrees that he will not have any claim to common law damages in respect of any outstanding awards and his only entitlement in respect of the awards is as provided in the Plan and the applicable grant agreement(s). For certainty, the Executive hereby waives any right to any damages or compensation for any failure to grant an award following the Termination Date.

The Executive confirms that this provision has been specifically drawn to the Executive’s attention.

Section 4.5	Mitigation.

The Executive is not required to mitigate any of the amounts payable under this Article 4.

Section 4.6	Release.

The Executive understands and agrees that the provisions of Section 4.3 are fair and reasonable, and that the payments, benefits and entitlements referred to in Sections 4.3 hereof are inclusive of any statutory payments and benefits, and are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of his employment with the Company, including in the event of a constructive dismissal (in which case Section 4.3 shall apply). Except as otherwise provided in Section 4.3, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, bonus, damages, or any additional compensation whatsoever, whether at common law or otherwise.

The Executive understands and agrees that he will not be entitled to any common law notice or payments in lieu with respect to the termination of his employment in accordance with Section 4.3 and, by entering into this Agreement, the Executive voluntarily waives such notice or payments / damages in lieu. The Executive waives the right to receive damages or payment in lieu of any forfeited Bonus payment.

As a condition precedent to receiving any payment or benefits pursuant to Section 4.3 hereof that exceed the Executive’s entitlements pursuant to the ESA (which, for certainty, will be satisfied by the Company), the Executive agrees to deliver a full and final release from all actions or claims in connection therewith in favour of the Company, the Company’s affiliates (including MoSys), and all of their respective officers, directors, trustees, shareholders, employees, lawyers, insurers and agents, such release to be in a form satisfactory to the Company and MoSys, if applicable.

The Executive confirms that this provision has been specifically drawn to the Executive’s attention.

Section 4.7	Resignation as Director and Officer.

The Executive agrees that, upon termination of his employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Company together with any other office, position or directorship which the Executive may hold with the Company or any of the Company’s Affiliates, subsidiaries, or other related entities. In such event, the Executive shall, at the request of the Company and MoSys, if applicable, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such loss of office/directorship.

Section 4.8	Return of Property.

All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Company or MoSys used or produced by the Executive in connection with his employment, or in his possession or under his control, shall at all times remain the property of the Company and MoSys, as applicable. The Executive shall return all property of the Company or MoSys in his possession or under his control in good condition forthwith upon any request by the Company or MoSys, as applicable, or upon any termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

ARTICLE 5

EXECUTIVE’S COVENANTS

Section 5.1	Company Property.

The Executive acknowledges that all materials of the Company or MoSys relating to the business and affairs of the Company or MoSys, including, without limitation, all developments, manuals, documents, reports, equipment, working materials and lists of customers or suppliers prepared by the Company, MoSys or by the Executive in the course of the Executive’s employment are for the benefit of the Company and MoSys, as applicable, and are and will remain the property of the Company or MoSys, as applicable.

Section 5.2	Confidentiality and Intellectual Property Rights.

The Executive agrees to execute and be bound by the terms of the Employment, Confidential Information, Invention Assignment and Arbitration Agreement, set out in Schedule “B” hereto.

Section 5.3	Authorized Disclosures.

Nothing in this Agreement shall prevent or limit the Executive from communicating with or reporting to, without notice to or approval from the Company, any government agency responsible for enforcement of any laws any information or suspected violation of law by the Company, provided the Executive acts in good faith and only discloses such information as is necessary for reporting purposes.

ARTICLE 6

NON-COMPETITION

Section 6.1	Non-Competition.

The Executive shall not, during the Term (including, for certainty, any portion of the Resignation Notice Period) and for a period of twelve (12) months immediately following the cessation of the Executive’s employment, for any reason, on his own behalf or on behalf of any Person, without the prior written consent of the Company, whether directly or indirectly, alone, or through or in connection with any Person, in all or part of the Territory:

(a)

for any undertaking or business which is competitive, in any way, with the Business, carry on or be engaged in a capacity that is the same as, or similar to, the position occupied by the Executive during the last (2) two years of the Executive’s employment with the Company (or, if shorter, such period as the Executive is/was employed); or

(b)	have any financial interest in, or be otherwise commercially involved in, any undertaking or business which is competitive, in any way, with the Business.

Section 6.2	Exception.

The Executive will, however, not be in default under Section 6.1 by virtue of the Executive owning, solely as a passive investment, not more than two percent (2%) of the issued securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States, which carries on a business that competes with the Business.

ARTICLE 7

NON-SOLICITATION

Section 7.1	Non-Solicitation of Customers, Prospective Customers and Suppliers.

The Executive shall not, during the Term (including, for certainty, any portion of the Resignation Notice Period) and for a period of twelve (12) months immediately following the cessation of the Executive’s employment, for any reason, on his own behalf or on behalf of or in connection with any other Person, without the prior written consent of Company, whether directly or indirectly, in any capacity whatsoever, alone, or through or in connection with any Person, solicit the business of (or assist in the soliciting of the business of) any Customer, Prospective Customer or Supplier for any purpose which is competitive with the Business, including for the purpose of having a Customer, Prospective Customer or Supplier cease doing business with the Company.

Section 7.2	Non-Solicitation of Employees.

The Executive shall not, during the Term (including, for certainty, any portion of the Resignation Notice Period) and for a period of twelve (12) months immediately following the cessation of the Executive’s employment, for any reason, on his own behalf or on behalf of or in connection with any other Person, without the prior written consent of Company, whether directly or indirectly, in any capacity whatsoever, alone, or through or in connection with any Person:

(a)

solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its Affiliates, any individual who is employed or engaged by the Company or any of its Affiliates, whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of the Company or any of its Affiliates; or

(b)

assist any Person to solicit the employment or engagement of any individual who is employed or engaged by the Company or any of its Affiliates with whom the Executive had material contact in the course of the Executive’s employment with the Company during the two (2) year period immediately prior to the Termination Date, or otherwise entice any such individual away from the employment or engagement of the Company or any of its Affiliates.

For clarity, the placement by the Executive of advertising in a newspaper, magazine, recruitment website, online or social medial platform, or other publication of general circulation (save and except LinkedIn, which would constitute a solicitation), or the engagement of a personnel search agency by the Executive generally (i.e. not specifically in respect of the Company), that results in an employee or other individual engaged by the Company leaving the employment of or engagement with the Company shall not be considered a violation of this Section 7.2.

ARTICLE 8

RECOGNITION

Section 8.1	Recognition.

(1)

The Executive expressly recognizes that Article 5, Article 6 and Article 7 of this Agreement are of the essence of this Agreement, and that the Company would not have entered into this Agreement without the inclusion of those provisions and the Executive’s commitment to abide by same.

(2)

The Executive further recognizes and expressly acknowledges that the application of Article 5, Article 6 and Article 7 of this Agreement will not have the effect of prohibiting him from earning a living in a satisfactory manner in the event of the termination of this Agreement and his employment.

(3)

The Executive further recognizes and expressly acknowledges that Article 5, Article 6 and Article 7 of this Agreement grant to the Company and MoSys only such reasonable protection as is necessary to preserve the legitimate interests of the Company and MoSys and the Executive equally recognizes, in this respect, that the description of the Business is accurate and the definition of the Territory is reasonable.

(4)

The Executive further acknowledges he is a fiduciary and that nothing in Article 5, Article 6 and Article 7 is intended to limit the fiduciary obligations that the Executive owes to the Company and MoSys, as applicable.

Section 8.2	Remedies.

The Executive hereby recognizes and expressly acknowledges that the Company and MoSys, would be subject to irreparable harm should any of the provisions of Article 5, Article 6 or Article 7 be infringed, or should any of the Executive’s obligations hereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Company and MoSys, in addition to all other remedies, will be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

Section 8.3	Suspension or Termination of Benefits and Compensation.

In the event that the Company or MoSys determine that, without the express written consent of the Company or MoSys, the Executive has breached any provisions of Article 5, Article 6 or Article 7 of this Agreement, the Company and MoSys will each have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Section 4.3 of this Agreement in excess of the Executive’s entitlements pursuant to the ESA. Such suspension or termination of payments and/or benefits will be in addition to and will not limit any and all other rights and remedies as set out in Section 8.2 of this Agreement that the Company or MoSys may have against the Executive.

ARTICLE 9

NON-DISPARAGEMENT

Section 9.1	Non-Disparagement.

The Executive covenants and agrees that he shall not, during and following the Term, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the business or the Company, its Affiliates or its employees.

ARTICLE 10

CONFLICTING OBLIGATIONS

Section 10.1	No Conflicting Obligations.

The Executive represents and warrants to the Company that:

(a)

there exists no agreement or contract, and he is not subject to any obligation, which restricts him from (i) being employed by the Company; (ii) performing the duties assigned to him pursuant to this Agreement; (iii) soliciting the business of any Person; or (iv) using information within his knowledge or control which may be useful in the performance of his duties for the Company;

(b)

in the performance of his duties for the Company, he shall not improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any third party; and

(c)	he shall not infringe the Intellectual Property of any third party.

ARTICLE 11

GENERAL

Section 11.1	Notices.

Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto must be in writing and be sufficiently given if delivered personally or sent by pre-paid registered mail, to the Company at its head office in [Toronto, Ontario], and to the Executive at his home address or email address as contained in the Company’s payroll records from time to time. Every notice or other communication will be deemed to have been received, (i) on the date of receipt, if given by personal delivery or email, and (ii) the fifth Business Day after which it is mailed, if sent by registered mail. Notwithstanding the foregoing, if a strike or lockout of postal service is in effect, or generally known to be impending, notice must be effected by personal delivery.

Section 11.2	Survival.

Notwithstanding the termination of this Agreement, each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.

Section 11.3	Further Assurances.

The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to give effect to this Agreement and carry out its provisions, including providing such further documents or instruments reasonably required by any other party.

Section 11.4	Assignment.

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations are assignable by the Executive. The Company may, with the prior written consent of the Executive, assign this Agreement to any of its Affiliates, subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “the Company” herein shall include its successor.

Section 11.5	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, including but not limited to any other understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

Section 11.6	Amendment and Waiver.

Except as permitted by the terms of any Plan, no supplement, modification, amendment or waiver of this Agreement will be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.7	Accessibility.

The Company has policies in place to accommodate its employees with disabilities. Should the Executive require accommodation or have a question regarding any of these policies, he may contact the Company’s Human Resources Department.

Section 11.8	Suspension with Pay.

The Executive acknowledges that, during the course of the Executive’s employment, the Board may exercise its discretion to suspend the Executive with pay in furtherance of any internal investigation relating to the Executive’s conduct.

Section 11.9	Compliance with Employment Standards Legislation.

In the event that the minimum standards set out in the ESA are more favourable to the Executive in any respect than a term or provision provided for in this Agreement, including without limitation the terms set out in Article 4 above, the Executive and the Company agree that the statutory provisions will, instead, apply in respect of that term or provision.

Section 11.10	Successors and Assigns.

This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

Section 11.11	Preamble/Recital.

The Executive and the Company acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement form part of this Agreement and may be relied upon by either party.

Section 11.12	Severability.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question will not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof will be severed from the remainder of this Agreement.

Section 11.13	Independent Legal Advice and Acknowledgment

The Executive acknowledges that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

The Executive explicitly confirms that provisions regarding his entitlements upon termination, specifically Sections 3.2, 4.2, 4.3, 4.4, 4.6, and the definition of “Actively Employed” in Schedule “A”, has been specifically drawn to the Executive’s attention. By executing below, the Employee acknowledges acceptance of the terms of these provisions.

Section 11.14	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 11.15	Counterparts.

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and such counterparts will together constitute one and the same instrument.

Section 11.16	Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries, other than MoSys. MoSys is expressly intended as a third-party beneficiary of this Agreement.

Section 11.17	Section 409A.

It is the intention of the parties that compensation or benefits payable under the Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code, and the Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to additional tax under such Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. Each installment of any award payment shall be treated as a separate payment for purposes of Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement:

PERASO TECHNOLOGIES INC.

By:	/s/ Imed Zine
Authorized Signatory

Agreed to and accepted this 17th day of December, 2021.

/s/ Ron Glibbery
Witness	RON GLIBBERY

SCHEDULE “A”

DEFINITIONS

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company, and “control” means the possession, directly or indirectly of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Actively Employed” means the period during which an Executive performs work for the Company. “Actively Employed” shall be deemed to include: (a) any period of vacation, disability, or other leave required to be permitted by legislation; and (b) the ESA Notice Period, if any. For certainty, “Actively Employed” shall be deemed to exclude any other period that follows or ought to have followed the later of (i) the end of the ESA Notice Period (if any), or (ii) the Executive’s last day of performing work for the Company (including any period of vacation, disability, or other leave required to be permitted by legislation) whether that period arises from a contractual or common law right. For further clarity, except as may be required by the minimum extent of the ESA, the Executive will not be considered actively employed or in active employment during any period in which the Executive is receiving any compensation or payments related to the cessation of the Executive’s employment, including payment of salary or other amounts.

“Board” means the Board of Directors of the Company, as is constituted from time to time.

“Business” means the business of developing, marketing, and selling mmwave semiconductor systems.

“Business Day” means any day of the year which the Toronto Stock Exchange is open for business.

“Cause” means the Executive’s

(a)

personal and willful failure to comply with any applicable laws, rules or regulations of any federal, state, provincial or local authority having jurisdiction over the Company and MoSys and/or their respective operations, and resulting in material harm to the Company and/or MoSys;

(b)

willful act or omission which constitutes or results in, directly or indirectly, a material breach of Executive’s obligations under this Agreement, and/or the Employment, Confidential Information, Invention Assignment and Arbitration Agreement;

(c)	act or omission which constitutes gross negligence, gross misconduct or willful misconduct in carrying out Executive’s duties with respect to the Company or MoSys;

(d)	willful commission of any act which constitutes a material conflict of interest with the Company or MoSys, or a breach of the fiduciary duties owed by Executive to the Company or MoSys;

(e)	willful engagement in illegal conduct that is materially injurious to the Company and/or MoSys, whether or not resulting in criminal indictment or conviction (or Canadian equivalents);

(f)

commission of any act of theft, embezzlement, bribery, corruption, misappropriation or fraud involving the Company, MoSys, or their respective assets, whether or not resulting in criminal indictment or conviction (or Canadian equivalents); or

(g)

commission of any criminal offense constituting (x) a felony or (y) a misdemeanor (excluding minor traffic violations), or equivalent crime under the laws of Canada or Ontario, or other crime involving moral turpitude, whether or not in the course of Executive’s duties or resulting in a criminal indictment or conviction.

For purposes of the definition of “Cause” under this Agreement, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or MoSys. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Company or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or MoSys.

Notwithstanding the foregoing, prior to the Company’s determination of Cause above, the Company must first provide written notice to the Executive specifying in reasonable detail the basis for Cause, and shall afford Executive ten (10) Business Days to cure the circumstances or basis constituting the Cause, unless the Company, in its reasonable judgment, determines that such Cause condition is incapable of being cured. The Company may place the Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

“Change of Control” means the occurrence of any of the following:

(a)

an acquisition after the Effective Date by an individual, an entity or a group in one or more related transactions (excluding MoSys or an employee benefit plan of MoSys or a corporation controlled by the stockholders of MoSys) of 45% or more of the common stock or voting securities of the Company or MoSys; or

(b)

a consummation of a complete liquidation or dissolution of the Company or MoSys or a merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company or MoSys (collectively, a “Business Combination”), other than a Business Combination in which

(i)	the stockholders of MoSys or the Company receive (or continue to own) 50% or more of the stock of the corporation resulting from the Business Combination;

(ii)	at least a majority of the board of directors of such resulting corporation were incumbent directors of the Company or MoSys immediately prior to the consummation of the Business Combination, and

(iii)

after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of MoSys) who did not own 45% or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45% or more of the stock of such resulting corporation or other entity.

“Customer” means any Person who, during the Term (including, for certainty, the any portion of the Resignation Notice Period), or in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date, has purchased, leased or licensed from the Company or its Affiliates, with the Executive’s knowledge or assistance, any product or services produced, sold, licensed, or distributed by the Company in respect of the Business.

“Disability” means the Executive’s inability to substantially fulfil his duties on behalf of the Company, due to physical or mental incapacity, for a continuous period of ninety (90) days or more and provided that there is no reasonable prospect that the Executive will return to work in the foreseeable future, with or without reasonable accommodation; and if there is any disagreement between the Company and the Executive as to the Executive’s Disability or as to the date any such Disability began or ended, such disagreement will be determined by a physician mutually acceptable to the Company and the Executive whose determination will be conclusive evidence of any such Disability and of the date any such Disability began or ended. . If the Executive and the Company cannot agree as to a physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. In connection with the foregoing, Executive shall cooperate with such physician, including without limitation by submitting to such medical tests and examinations as may be requested by the medical doctor.

“ESA” means the Ontario Employment Standards Act, 2000, as may be amended from time to time.

“Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(a)

a material reduction in Executive’s then-current Base Salary or annual target Bonus (expressed as a percentage of Executive’s then-current Base salary), except for a reduction proportionate to reductions concurrently imposed on all other members of the Company’s executive management;

(b)

a material reduction in Executive’s then-current employee benefits package, taken as a whole, except for a reduction proportionate to reductions concurrently imposed on all other members of the Company’s executive management;

(c)

a material reduction in Executive’s responsibilities with respect to the Company’s overall operations, such that continuity of responsibilities with respect to business operations existing prior to a corporate transaction will serve as a material reduction in responsibilities if such business operations represent only a subsidiary or business unit of the larger Company after the corporate transaction;

(d)	a material adverse change in the reporting structure applicable to the Executive;

(e)	a material breach by the Company of any material provision of Executive’s then-current employment agreement (if any);

(f)

a requirement that Executive relocate Executive’s Company office to a location more than 35 miles from Executive’s then-current Company office location, unless such office relocation results in the distance between the new office and Executive’s home being closer or equal to the distance between the prior office and Executive’s home;

(g)	a failure of a successor or transferee to assume the Company’s obligations under this Agreement; or

(h)	a failure to nominate Executive for election as a Board director if at the proper time for nomination, the Executive is a Board member

Notwithstanding the foregoing, Good Reason shall be deemed not to exist, unless (i) the Executive gives the Company written notice within ninety (90) days after the occurrence of the event that constitutes the basis for Good Reason, specifying the particular act or failure to act which he believes constitutes the basis for Good Reason; (y) the Company fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice (the “Cure Period”); and (ii) the Executive terminates his employment for Good Reason within thirty (30) days following the expiration of the Cure Period.

“Intellectual Property” shall mean all common law, statutory and other intellectual and industrial property rights, including, without limiting the generality of the foregoing:

(h)

rights to any patents, trademarks, service marks, trade names, domain names, copyright, database rights, designs, industrial designs, trade secrets, integrated circuit rights and topography rights; and

(i)	all domestic and foreign registrations, applications, divisionals,

(j)	continuations, continuations-in-part, re-examinations and renewals thereof.

“MoSys Board” means the Board of Directors of MoSys, as is constituted from time to time.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Prospective Customer” means (i) any Person solicited by the Executive on behalf of the Company or its Affiliates for any purpose relating to the Business at any time during the Term (including, for certainty, any portion of the Resignation Notice Period), and in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date; or (ii) any Person solicited by the Company with the Executive’s knowledge for any purpose relating to the Business at any time during the Term (including, for certainty, any portion of the Resignation Notice Period), and in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date.

“Supplier” means any Person who, during the Term (including, for certainty, any portion of the Resignation Notice Period), or in the case of termination of employment (for any reason), within the twelve (12) month period immediately preceding the Termination Date, has sold to the Company or its Affiliates, with the Executive’s knowledge or assistance, any products or services that are or may be used by the Company as an integral part of the Business.

“Termination Date” means the last day on which the Executive is Actively Employed.

“Territory” means the countries of Canada and the United States of America.

SCHEDULE “B”

EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION

AGREEMENT

As a condition of my employment with MoSys, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this Employment, Confidential Information and Invention Assignment Agreement (this “Agreement”):

1. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, any Confidential Information of the Company. I further agree not to make any unauthorized disclosure of Confidential Information of the Company to any person, firm or corporation. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, forecasting, prices or other business information disclosed to me by the Company either directly or indirectly, in writing, orally or by drawings or observation of parts or equipment. I further, understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available absent a breach of this Agreement, or through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, patents, patent pending, improvements, and trade secrets which were made by me prior to my employment with the Company and in which I have an ownership interest (collectively referred to as “Prior Inventions”), which relate to the Company’s current or proposed business, products or research and development, and that are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If such a Prior Invention is incorporated into a product, process or machine of the Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sublicense, and sell such Prior Invention as part of or in connection with the Company’s or its sublicensees’ products, processes or machines.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, (collectively referred to as “Inventions”), which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived, developed or reduced to practice, during the period of time that I am in the employ of the Company, including, without limitation, all Inventions that I may conceive, develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during work hours, after work hours or on weekends or during breaks, whether at or outside of the Company’s premises, except as provided in Section 3(f) below. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

I acknowledge that I have reviewed and understood the definition of “works made for hire” per the 1976 Copyright Act, located at: https://www.copyright.gov/circs/circ30.pdf . I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

In the event that the Company files a patent application for any Invention, I agree and acknowledge that such a patent filing would mean that I believe myself to be the inventor of the Invention without deriving it from another, that the Company is the real party in interest, that the Company is filing the patent application in my name as the inventor, that I do assign to the Company all rights to such Invention, and that the Company is applying for a patent on my behalf and that I have a duty of disclosure and candor before the United States Patent Office. For purposes of such patent application, I appoint the Company as attorney-in-fact, with power to execute all necessary documents, including making substitute statements on my behalf.

In the event that the Company files a patent application for any Invention, I agree to fully cooperate with the Company in the patent application process and to promptly execute all documents associated with the filing of the patent application, such as to fully and truthfully execute an assignment document to the Company and a Declaration for Utility or Design Patent Application in compliance with 37 C.F.R. § 1.63 (the latter available at http://www.uspto.gov/forms/index.jsp#).

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. I further agree and warrant to keep such records in the Company offices, and I will not keep them at home or at any location outside of the Company.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code section 2870 and not otherwise disclosed on Exhibit A.

3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, media, computer disks, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5. Representations. I agree and warrant to execute any proper oath or to verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6. Arbitration and Equitable Relief; MUTUAL WAIVER OF THE RIGHT TO A JURY TRIAL.

(a) I agree that any disputes with anyone (including, but not limited to, the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company shall be resolved only by an arbitrator through final and binding arbitration, pursuant to the then current Employment Arbitration Rules (the “Rules”) of the JAMS (Judicial Arbitration & Mediation Services) (available at https://www.jamsadr.com/rules-employment-arbitration/) or, at the Parties’ option, under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (available at www.adr.org), and not by way of court or jury trial. The location of the arbitration proceeding shall be in the general geographical vicinity of the place where I last worked for the Company, unless each party to the arbitration agrees in writing otherwise. I acknowledge that I have reviewed and understood the Rules, and also acknowledge and understand that such Rules are updated on JAMS’ website noted above, for my review now and in the future.

(b) I agree that any dispute regarding any aspect of this Agreement, including, but not limited to, confidentiality provisions, harassment, discrimination, wrongful termination, any statutory claims, etc.). I understand that this Agreement to arbitrate, the Rules and California law also apply to any disputes which the Company may have with me.

(c) I agree that any arbitration shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1, et seq., and further agree that the FAA applies to the exclusion of the California Arbitration Act. If I and the Company cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided by the applicable JAMS Rule. To initiate arbitration, I may contact JAMS or AAA for a form Demand for Arbitration. Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs. If under applicable law the Company is not required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse parties.

(d) I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions requesting that a judgment be awarded on any claims raised in arbitration. I also agree that the arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief (including a temporary restraining order). The arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration proceeding.

(e) I agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum.

(f) Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

(g) I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body (such as the Ontario Ministry of Labour, California Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board or state workers’ compensation board), but claims may be brought only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action.

Breach of Confidentiality or Other Provisions of This Agreement.

7. General Provisions. Any breach of this Agreement by me will be considered a material breach. I acknowledge and agree that in the event of such a breach or threatened breach, in addition to the other remedies provided by law and equity including, but not limited to injunctive relief and damages. In addition, the Company will be further entitled to recover its reasonable attorney’s fees and costs incurred in enforcing this Agreement or seeking relief for any breach.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California irrespective of (1) California’s choice of law principles, (2) where the contract is signed; and /or (3) the location where I work. I will not bring any action arising from or related to this Agreement except in Santa Clara County, California, and I expressly consent to personal jurisdiction and proper venue by and in Santa Clara County, California.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior negotiations, agreements and understandings with respect thereto, including without limitation any and all prior non-disclosure and invention assignment agreements. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Waiver of Delay. I understand that any express waiver or waiver by failure to exercise promptly any right under this Agreement by the Company will not create a continuing waiver or expectation of non-enforcement.

I acknowledge and agree to each of the following items:

(a)	I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b)

I have carefully read this Agreement and the JAMS Arbitration Rules. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL BY SIGNING BELOW; and

(c)	I was encouraged to seek the advice of an attorney before signing this Agreement and the Company provided me with sufficient time for an attorney to review this Agreement before I signed it.

DATE:

SIGNATURE

NAME OF EMPLOYEE (TYPED OR PRINTED)

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

ITEM	TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

________ No inventions or improvements

________ Additional Sheets Attached

DATE:

(EMPLOYEE’S SIGNATURE

(EMPLOYEE’S NAME)

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870 INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

MOSYS, INC. TERMINATION CERTIFICATION

This is to certify and warrant that I do not have in my possession, nor have I failed to return, any media devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to MoSys, Inc. its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify and warrant that I have complied with all the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Agreement”) signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree and warrant that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information of the Company, including, but not limited to, the Company’s technologies, products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, forecasts, financial information or other subject matter pertaining to any business of the Company or any of its employees, consultants or customers.

DATE:

(EMPLOYEE’S SIGNATURE

(EMPLOYEE’S NAME)